Exhibit 4.6

Execution Version

AMENDMENT NO. 1 TO

AMENDED AND RESTATED

SHAREHOLDERS RIGHTS AGREEMENT

This Amendment No. 1, dated January 27, 2012 (this “Amendment No. 1”), to the Amended and Restated Shareholders Rights Agreement, dated April 19, 2011 (the “Rights Agreement”), is entered into by and between Seaspan Corporation, a Marshall Islands corporation (the “Corporation”), and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”). Capitalized terms used in this Amendment No. 1 that are not otherwise herein defined shall have the same meaning as set forth in the Rights Agreement.

RECITALS

A. The Corporation intends to purchase all of the issued and outstanding capital stock of Seaspan Management Services Limited and all of the issued and outstanding shares of Class C common stock of the Corporation in exchange for Common Shares.

B. Pursuant to Section 27 of the Rights Agreement, prior to a Distribution Date, the Corporation may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights and the Rights Agent shall, if the Corporation so directs, execute such supplement or amendment.

C. The Corporation now desires to amend the Rights Agreement as set forth herein.

AGREEMENT

In consideration of the foregoing and acting pursuant to the power and authority granted to the Corporation under Section 27 of Rights Agreement, the Corporation hereby amends the Rights Agreement as follows:

1. Certain Definitions.

(a) The definitions of “Acquiring Person,” “Distribution Date” and “Shares Acquisition Date” as set forth in Section 1 of the Rights Agreement are hereby deleted and replaced with the following:

“Acquiring Person” shall mean any Person (other than an Excluded Person, but only to the extent set forth below in this definition) who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the shares of Common Shares then outstanding, but shall not include the Corporation, any Subsidiary of the Corporation or any employee benefit plan of the Corporation or of any Subsidiary of the Corporation, or any entity holding shares of Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of shares of Common Shares by the Corporation which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 20% or more of the shares of Common Shares of the Corporation then outstanding; provided, however, that a Person who (i) becomes the Beneficial Owner of 20% or more of the shares of Common Shares of the Corporation then outstanding by reason of share purchases by the Corporation and (ii) then after such share purchases by the Corporation, becomes the Beneficial Owner of any additional shares of Common Shares of the Corporation (other than pursuant to (A) a dividend or distribution paid or made by the Corporation on the outstanding shares of Common Shares in shares of Common Shares, (B) a split or subdivision of the outstanding shares of Common Shares or (C) with respect to Excluded Persons only, any present or future benefit plan or other compensatory plan, agreement or arrangement), such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional shares of Common Shares of the Corporation such Person does not Beneficially Own 20% or more of the shares of Common Shares of the Corporation then outstanding. Notwithstanding the foregoing: (i) if the Corporation’s Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined herein, has become such inadvertently (including, without limitation, because (A) such Person was unaware that it Beneficially Owned a percentage of the shares of Common Shares that would otherwise cause such Person to be an “Acquiring Person,” as defined herein, or (B) such Person was aware of the extent of the shares of Common Shares it Beneficially Owned but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Corporation, and if such Person divested or divests as promptly as practicable a sufficient number of shares of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined herein, then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement; (ii) if, as of April 19, 2011, any Person was the Beneficial Owner of 20% or more of the shares of Common Shares outstanding, such Person shall not be or become an “Acquiring Person,” as defined herein, unless and until such time following April 19, 2011 as such Person shall become the Beneficial Owner of additional shares of Common Shares (other than pursuant to (A) a dividend or distribution paid or made by the Corporation on the outstanding shares of Common Shares in shares of Common Shares, (B) a split or subdivision of the outstanding shares of Common Shares or (C) with respect to Excluded Persons only, any present or future benefit plan or other compensatory plan, agreement or arrangement), unless, upon becoming the Beneficial Owner of such additional shares of Common Shares, such Person is not then the Beneficial Owner of 20% or more of the shares of Common Shares then outstanding; (iii) no Investor shall be deemed to be an “Acquiring Person” as a result of the transactions contemplated by the Stock Purchase Agreement, including the purchase by such Investor of Stock Purchase Agreement Shares pursuant to the Stock Purchase Agreement or pursuant to such Investor’s preemptive rights under the Statement of Designation of the Series A or the issuance by the Corporation to such Investor of any Stock Purchase Agreement Shares pursuant to the terms of the Series A, including upon the conversion of the Series A, and any such Stock Purchase Agreement Shares shall be excluded from shares of Common Shares otherwise deemed Beneficially Owned by such Investor (or such Investor’s Affiliates or Associates) for purposes of this definition of “Acquiring Person”; provided, however, that the provisions set forth in this clause (iii) only apply to the Investors acquiring securities under the Stock Purchase Agreement and such provisions are not transferable other than to Affiliates of the Investors; and (iv) no Excluded Person shall be deemed to be an

“Acquiring Person” so long as all Excluded Persons, together with all Affiliates and Associates of such Excluded Persons (other than the Corporation and its Subsidiaries), collectively are the Beneficial Owners of not more than 30% of the Common Shares then outstanding, it being understood that (A) all exceptions to becoming an “Acquiring Person” set forth in this definition shall apply to Excluded Persons (and for purposes of this clause (iv) only, with references in the immediately preceding sentence and in this sentence to 20% being deemed to be 30% with respect to the collective Excluded Persons as applicable), (B) the SMSL Common Shares (whether issued to any Excluded Persons or subsequently transferred thereto) shall be excluded from shares of Common Shares otherwise deemed Beneficially Owned by the Excluded Persons for purposes of this definition of “Acquiring Person”, (C) no Person shall become an Excluded Person as a result of acquiring Common Shares from an Excluded Person and (D) subject to subclauses (A) and (B) above, if the Excluded Persons, together with all Affiliates and Associates of such Excluded Persons (other than the Corporation and its Subsidiaries), collectively become the Beneficial Owners of more than 30% of the Common Shares then outstanding, each Excluded Person shall be deemed to be an “Acquiring Person.”

“Distribution Date” shall mean the earlier of (i) the Close of Business on the tenth day after the Shares Acquisition Date or (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of the Corporation’s Board of Directors) after the date that a tender or exchange offer by any Person (other than the Corporation, any Subsidiary of the Corporation, any employee benefit plan of the Corporation or of any Subsidiary of the Corporation, or any Person or entity organized, appointed or established by the Corporation for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-4(a) of the General Rules and Regulations (or any successor rule) under the Exchange Act, if, assuming the successful consummation thereof, such Person would be an Acquiring Person. Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as a result of (i) the execution and delivery of the Stock Purchase Agreement or the SMSL Share Purchase Agreement, (ii) the consummation of the transactions contemplated by the Stock Purchase Agreement or the SMSL Share Purchase Agreement or (iii) the amendment and restatement of the Original Rights Agreement.

“Shares Acquisition Date” shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) under the Exchange Act) by the Corporation or an Acquiring Person that an Acquiring Person has become such; provided, however, that, if such Person is determined not to have become an Acquiring Person as defined herein, then no Shares Acquisition Date shall be deemed to have occurred. Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred as a result of (i) the execution and delivery of the Stock Purchase Agreement or the SMSL Share Purchase Agreement, (ii) the consummation of the transactions contemplated by the Stock Purchase Agreement or the SMSL Share Purchase Agreement or (iii) the amendment and restatement of the Original Rights Agreement.

(b) The definition of “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” as set forth in Section 1 of the Rights Agreement is hereby deleted and replaced with the following:

“A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “Beneficially Own” and have “Beneficial Ownership” of any shares of Common Shares:

(i) which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Rule 13d-3 thereunder (or any comparable or successor law or regulation);

(ii) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of any conditions or both) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed pursuant to this subsection (ii)(A) to be the Beneficial Owner of, or to beneficially own, (1) shares of Common Shares tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered shares are accepted for purchase or exchange, (2) shares of Common Shares which a Person or any of such Person’s Affiliates or Associates may be deemed to have the right to acquire pursuant to any merger or other acquisition agreement between the Corporation and such Person (or one or more of its Affiliates or Associates) if such agreement has been approved by the Board of Directors of the Corporation prior to there being an Acquiring Person, (3) shares of Common Shares issuable upon exercise of Rights at any time prior to the occurrence of a Triggering Event; or (4) shares of Common Shares issuable upon exercise of Rights from and after the occurrence of a Triggering Event, which Rights were acquired by such Person or any of such Person’s Affiliates or Associates prior to the Distribution Date or pursuant to Sections 3(a), 11(i) or 22 of this Agreement; (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any shares of Common Shares under this subsection (ii)(B) if the agreement, arrangement or understanding to vote such shares (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or (C) the right to the underlying economic benefits or value associated with such shares, whether or not any voting or control rights have been deliberately disclaimed or removed, including, without limitation, pursuant to any hedge, swap, derivative or similar transaction; or

(iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding, whether or not in writing (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to subsection (ii)(B) above) or disposing of any shares of Common Shares of the Corporation;

provided, however, that in no case shall an officer or director of the Corporation be deemed (x) the Beneficial Owner of any shares of Common Shares beneficially owned by another officer or director of the Corporation solely by reason of actions undertaken by such persons in their capacity as officers or directors of the Corporation or (y) the Beneficial Owner of shares of Common Shares held of record by the trustee of any employee benefit plan of the Corporation or any Subsidiary of the Corporation for the benefit of any employee of the Corporation or any Subsidiary of the Corporation, other than the officer or director, by reason of any influence that such officer or director may have over the voting of the securities held in the plan.

For all purposes of this Agreement, the phrase “then outstanding,” when used with reference to the percentage of the then outstanding shares of Common Shares Beneficially Owned by a Person (or by a Person and its Affiliates and Associates), shall mean the number of shares of Common Shares then issued and outstanding together with the number of shares of Common Shares not then actually issued and outstanding which such Person (or such Person and its Affiliates and Associates, as applicable) would be deemed to Beneficially Own hereunder.”

(c) The following definitions are added to Section 1 of the Rights Agreement, immediately following the definition of “Shares Acquisition Date”:

“SMSL Common Shares” shall mean Common Shares issued pursuant to the SMSL Share Purchase Agreement.

“SMSL Share Purchase Agreement” shall mean the Stock Purchase Agreement, dated as of January 27, 2012, among the Corporation, Seaspan Management Services Limited, a Bermuda company, The Kevin Lee Washington 1999 Trust II, the Kyle Roy Washington 2005 Irrevocable Trust under agreement dated July 15, 2005 and Thetis Holdings Ltd., a Cayman Islands company.

“Stock Purchase Agreement Shares” shall mean (a) the Series A issued to the Investors pursuant to the Stock Purchase Agreement, (b) any Common Shares, Series A or any other equity securities of the Corporation issued to the Investors pursuant to the Investors’ preemptive rights under the Statement of Designation of the Series A and (c) any Common Shares issued by the Corporation to the Investors pursuant to the terms of the Series A, including upon the conversion of the Series A.

(d) References in the Rights Agreement to “the date hereof” are hereby deleted and replaced with “April 19, 2011”.

(e) The first sentence of Section 29 is hereby deleted and replaced with the following:

“For all purposes of this Agreement, any calculation of the number of shares of Common Shares outstanding at any particular time for purposes of determining the particular percentage of such outstanding shares of Common Shares of which any Person (or a Person and its Affiliates and Associates) is the Beneficial Owner, shall be made in accordance with the last paragraph of the definition of “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” as set forth in Section 1 of this Agreement.”

2. Exhibit C – Summary of Rights.

(a) The “Distribution Date” paragraph as set forth in Exhibit C of the Rights Agreement is hereby deleted and replaced with the following:

Distribution Date:	Subject to certain exceptions, the rights will separate from the common shares and become exercisable after (1) the 10th day after the public announcement that a person or group has acquired beneficial ownership of 20% or more of the company’s common shares or (2) the 10th business day (or such later date as determined by the company’s board of directors) after a person or group announces a tender or exchange offer which could result in that person or group holding 20% or more of the company’s common shares. Aggregate beneficial ownership of 20% or more but not more than 30% of the company’s common shares (excluding any Series A Securities and SMSL Common Shares, each as defined below) by Dennis R. Washington, the company’s largest shareholder, Kyle R. Washington, the company’s Chairman, certain of their relatives and their respective controlled affiliates, and other parties that enter into certain voting agreements with them (collectively, the “Excluded Persons”) will not cause the rights to separate from the common shares and become exercisable. As used in this Summary of Rights, (i) the term “Series A Securities” means, collectively, (a) the Series A preferred shares of the company purchased by the Excluded Persons pursuant to the Preferred Stock Purchase Agreement dated as of January 22, 2009 among the company and the Investors party thereto, (b) all company common shares issuable to the Excluded Persons upon conversion of such Series A preferred shares and (c) any other securities acquired by the Excluded Persons pursuant to certain preemptive rights granted to the Investors in connection with their purchase of Series A preferred shares, and (ii) the term “SMSL Common Shares” means the company common shares issued to the Excluded Persons pursuant to the Share Purchase Agreement dated as of January 27, 2012 among the company, Seaspan Management Services Limited, The Kevin Lee Washington 1999 Trust II, the Kyle Roy Washington 2005 Irrevocable Trust under agreement dated July 15, 2005 and Thetis Holdings Ltd.

(b) The term “(excluding any Series A Securities)” in the “Flip-in,” “Flip-over,” “Exchange Provision” and “Redemption of Rights” paragraphs as set forth in Exhibit C of the Rights Agreement is hereby deleted and replaced with the term “(excluding any Series A Securities and SMSL Common Shares)”

3. No Other Changes. Except as expressly provided herein, the Rights Agreement is not amended, supplemented, modified, revised or otherwise affected by this Amendment No. 1, and the Rights Agreement and the rights and obligations of the parties thereunder are hereby ratified and confirmed in all respects.

4. Governing Law. This Amendment No. 1 shall be deemed to be a contract made under the laws of New York and for all purposes shall be governed by and construed in accordance with the laws of such jurisdiction applicable to contracts to be made and performed entirely within such jurisdiction.

5. Counterparts. This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 1 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first written above.

SEASPAN CORPORATION

By:	/s/ Sai W. Chu
	Name:	Sai W. Chu
	Title:	Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Paula Caroppoli
	Name:	Paula Caroppoli
	Title:	Senior Vice President

[Signature page to Amendment No. 1 to Amended and Restated Shareholders Rights Agreement]